Exhibit 99.1

05-17
For further information:
John F. Walsh
Director of Investor Relations
Southern Union Company
800-321-7423

SOUTHERN UNION DECLARES 5% STOCK DIVIDEND

SCRANTON, Pa. - (BUSINESS WIRE) - August 12, 2005 - Southern Union Company (“Southern Union” or the “Company”) (NYSE: SUG) today announced that it has declared a 5% common stock dividend payable September 1, 2005, to shareholders of record on August 22, 2005. This is Southern Union’s twelfth consecutive annual 5% stock dividend issued. The Company's financial reporting will be adjusted to reflect the effect of the stock dividend. Accordingly, all earnings estimates will be adjusted similarly.
Southern Union offers a Stock Dividend Sale Plan (the “Plan”) through which shareholders may elect to sell their common stock dividend commission-free and receive the cash proceeds. The Plan is offered pursuant to a prospectus that is available from the Plan administrator, Computershare Investor Services (“Computershare”), at 1-800-736-3001. Shareholders wishing to sell their common stock dividend must notify Computershare of their intentions to sell no later than August 24, 2005. Shareholders should consult their tax advisor concerning appropriate tax treatment regarding receipt of the stock dividend and/or participation in the Plan.
About Southern Union Company
Southern Union Company, headquartered in Scranton, Pa., is engaged primarily in the transportation, storage and distribution of natural gas.
Through Panhandle Energy, the Company owns and operates 100% of Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Southwest Gas Storage Company and Trunkline LNG Company - one of North America’s largest liquefied natural gas import terminals. Through CCE Holdings, LLC, Southern Union also owns a 50% interest in and operates the CrossCountry Energy pipelines, which include 100% of Transwestern Pipeline Company and 50% of Citrus Corp. Citrus Corp. owns 100% of the Florida Gas Transmission pipeline system. Southern Union’s pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes regions.
Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.southernunionco.com.

Forward-Looking Information:
This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.